Exhibit 15.01

August 9, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated July 23, 2004, except Note 16 as to which the date is August 3, 2004, on our review of interim financial information of WellPoint Health Networks Inc. (the “Company”) for the three and six-month periods ended June 30, 2004 and 2003 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2004 is incorporated by reference in its Registration Statements on Form S-8 (File Nos. 333-05111, 333-33013, 333-42073, 333-81687, 333-90791, 333-37958, 333-55314, 333-81872, 333-103481, 333-112933, 333-83462 and 333-109097), Form S-3 (File Nos. 333-08519 and 333-101475) and Form S-4 (File Nos. 333-73382, 333-106689 and 333-108132).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP